FOR IMMEDIATE RELEASE

September 17, 2003

Contact:

Daryl G. Byrd, President and CEO, (337) 521-4003

John R. Davis, Senior Executive Vice President, (337) 521-4005

IBERIABANK Corporation Announces Completion of Stock

Repurchase Program And Authorizes New Stock Repurchase Program

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC), the holding company for the 116-year-old IBERIABANK (http://www.iberiabank.com), announced today that it successfully completed its supplemental stock repurchase program previously announced on November 18, 2002. Under this recently completed supplemental program, the Company repurchased a total of 130,000 shares of common stock, or approximately 2% of its outstanding shares, at an average cost of $43.87 per share. During the third quarter of 2003, the Company acquired 42,900 shares at an average cost of $48.55 per share.

Under the supplemental stock repurchase program announced on November 18, 2002, the Board of Directors of the Company authorized the repurchase of between 60,000 to 130,000 shares of the Company’s common stock in association with the $10 million trust preferred securities offering completed on November 15, 2002.

New Stock Repurchase Program

The Board of Directors of the Company has authorized the repurchase of up to 300,000 shares of the Company’s outstanding common stock. This new repurchase authorization equates to approximately 4.5% of total shares outstanding. Stock repurchases under this new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. Consistent with prior share repurchase programs, the Company currently anticipates the new share repurchase program will be completed within approximately a one-year time frame.

“We believe the share repurchase program announced today provides an attractive investment in IBERIABANK Corporation that will enhance shareholder value over the long-term,” stated Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation. “This program is a reflection of our confidence in the strategic direction of our Company and the improvements we continue to achieve in our franchise,” continued Byrd.

At June 30, 2003, IBERIABANK Corporation had assets of $2.0 billion, deposits of $1.5 billion and stockholders’ equity of $187 million, which equals 9.30% of assets. IBERIABANK Corporation common stock trades on the NASDAQ Stock Market under the symbol “IBKC”. IBERIABANK operates full service offices in south central Louisiana, north Louisiana and the greater New Orleans area.

To the extent that statements in this report relate to the plans, objectives, or future performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and the current economic environment. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting IBERIABANK Corporation’s business and prospects is contained in the Company’s periodic filings with the Securities and Exchange Commission.

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